Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 28, 2005 relating to the financial statements, financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2005, and we also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Minneapolis, MN
September 30, 2005